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                                                                 Exhibit 10.2(b)


[PREMIUM STANDARD FARMS LOGO]


                             PREMIUM STANDARD FARMS
                           LONG TERM INCENTIVE PROGRAM


                             APRIL 2001 - MARCH 2005
                                 FY2002 - FY2005


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                             PREMIUM STANDARD FARMS
                         LONG TERM INCENTIVE PLAN (LTIP)




PURPOSE

The senior leadership of PSF wanted to create a total compensation rewards program that encouraged key executives to stay with the Company over a period of time and to commit to strategic business objectives designed to give the Company a competitive edge in the market place while encouraging long-term growth and profitability. When achieved, PSF would reward key executives in such a way to ensure our long-term compensation practices are competitive with long-term plans offered by both public and private companies. Further, the plan is designed to encourage teamwork among top executives while providing opportunities to be individually recognized and rewarded for exceptional effort and performance.


ELIGIBILITY

Senior managers selected by the PSF Compensation Committee are eligible to participate in the LTIP. Selected participants are charged with the responsibility of providing superior leadership and accountability for long-term earnings growth.

PERFORMANCE PERIOD

The LTIP period begins on April 1, 2001 and concludes on March 31, 2005. This period was selected as it most accurately reflects the anticipated complete business cycle typically associated with our industry.

PERFORMANCE MEASUREMENT

The LTIP uses Return on Net Assets (RONA) as the singular performance measurement on the incentive portion during the entire LTIP performance period. The PSF Compensation Committee determined that a reasonable objective was to establish an expectation for the Company that provided a 75% chance to attain the LTIP at the Target bonus level based on current available resources.

While RONA will have separate and distinct targets for each of the four fiscal years during the LTIP period the final LTIP award will be cumulative over the entire LTIP period. Using the multi-year cumulative measure will moderate the impact of volatile earnings over the course of the cycles in our business. RONA as a performance measurement will include both operating and non-operating earnings (before interest and taxes) and will be determined after accruing for the cost of this long-term plan (post-accrual earnings).


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LTIP POOL

The following chart illustrates the total LTIP Pool at various RONA levels:

                            2/3            1/3
                         INCENTIVE    DISCRETIONARY
               RONA        POOL           POOL        TOTAL POOL  % OF POOL
               ----      ---------    -------------   ----------  ---------
               8.30%         0              0              0          0%
               8.80%         0              0              0          0%
               9.30%         0              0              0          0%
               9.80%         0              0              0          0%
              10.00%     1,400,000       700,000       2,100,000     30%
              10.30%     1,866,667       933,333       2,800,000     40%
              10.80%     2,333,333      1,166,667      3,500,000     50%
              11.30%     2,800,000      1,400,000      4,200,000     60%
              11.80%     3,266,667      1,633,333      4,900,000     70%
              12.30%     3,733,333      1,866,667      5,600,000     80%
              12.80%     4,200,000      2,100,000      6,300,000     90%
              13.30%     4,666,667      2,333,333      7,000,000     100%
              13.80%     5,366,667      2,683,333      8,050,000     115%
              14.30%     6,066,667      3,033,333      9,100,000     130%
              14.80%     6,766,667      3,383,333     10,150,000     145%
              15.30%     7,466,667      3,733,333     11,200,000     160%
              15.80%     8,166,667      4,083,333     12,250,000     175%
              16.30%     8,866,667      4,433,333     13,300,000     190%


PERFORMANCE TARGETS

The chart presented above displays the available total LTIP Pool at various RONA levels. The LTIP will pay nothing until the Threshold is achieved at 10% RONA. At that point the available Pool for all plan participants is $2,100,000 or 30% of what the Pool would be at Target. As RONA increases so does the total Pool and the values remain incrementally proportionate to and beyond the Target goal.

                               [LINE GRAPH]


                                           REVISED
                        RONA   % of Goal   Target %
                      ---------------------------
                         8.30%      62%       0%
                         8.80%      66%      10%
                         9.30%      70%      20%
                         9.80%      74%      30%
                        10.30%      77%      40%
                        10.80%      81%      50%
                        11.30%      85%      60%
                        11.80%      89%      70%
                        12.30%      92%      80%
                        12.80%      96%      90%
                        13.30%     100%     100%
                        13.80%     104%     115%
                        14.30%     108%     130%
                        14.80%     111%     145%
                        15.30%     115%     160%
                        15.80%     119%     175%
                        16.30%     123%     190%


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PARTICIPANT'S SHARE OF THE POOL

All eligible executives are granted a percentage of the LTIP Pool. The percentage is usually granted by the CEO at the beginning of the LTIP period. Once assigned, each participating executive can compute their individual Pool by multiplying their percentage by the total Pool available at each RONA level displayed in the chart above.

PARTICIPANT'S LTIP AWARDS

All LTIP awards are divided into two sections:  Incentive and Discretionary.

Incentive

The incentive portion of the LTIP is determined at the beginning of the LTIP period and represents two-thirds of the participants total Pool. The incentive portion of the LTIP is awarded based on RONA achievement as outlined in the chart presented above.

Discretionary Pool

The discretionary portion of the LTIP is determined at the conclusion of the LTIP period and represents one-third of the participants total Pool. The discretionary portion of the LTIP is based on the assessment of the CEO at the conclusion of the LTIP period and is generally determined by the participants' overall performance during the LTIP period. Since this portion of the LTIP is completely discretionary, it may be more, less, or the same as what was computed using one-third of the participants total Pool as a base.

VESTING

Vesting of a Participants Incentive Pool interest is based on continued employment with Premium Standard Farms:

         -        One-Third of Incentive Pool vests at end of 2nd Year (3/31/03)

         -        One-Third of Incentive Pool vests at end of 3rd Year (3/31/04)

         -        One-Third of Incentive Pool vests at end of 4th Year (3/31/05)

         - There is no vesting schedule associated with the Discretionary portion of the LTIP. All discretionary awards pay out shortly after the conclusion of the LTIP period provided the participant has continued employment with the Company.


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Full vesting rights are accorded executives who leave the Company due to death, disability or at normal retirement age during the performance period. Executives that transfer to ContiGroup or another company under PSF Holdings Inc. will retain a pro-rata interest in the PSF LTIP assuming all other criteria is met.

Special vesting and funding rules apply if the Company is sold or in the event of an initial public offering (IPO) during the performance period. Should this occur the PSF Compensation Committee would review the circumstances and determine the appropriate course of action to take at that time.

DEFERRED COMPENSATION

LTIP awards received at the conclusion of the LTIP period can be completely or partially deferred however, the decision to defer compensation must be made at least by the end of the calendar year preceding the actual award declaration. The conditions and provisions of this benefit are detailed in the PSF Deferred Compensation Plan Summary Plan Description. Contact the Vice President of Human Resources for a copy.

ADMINISTRATION

The Compensation Committee of the Board of Directors shall approve the administration of the LTIP. The Compensation Committee shall have the sole responsibility for the interpretation of all LTIP requirements and the payment of LTIP benefits. While the Compensation Committee generally expects the earning expectations and the thresholds to remain in tact during the entire LTIP period, they do reserve the right to alter or modify the earnings expectations and RONA thresholds during the LTIP period in the event of unforeseen and extraordinary events. Additionally, the Compensation Committee may modify the provisions of the LTIP where there are major capital infusions or major withdrawal of capital during the LTIP period. The Compensation Committee also has the right to add and delete participants, subject to vesting, at their discretion.


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